EXHIBIT 10.7

RESTRICTED STOCK AND CASH INCENTIVE
AGREEMENT - EXECUTIVE OFFICER

THIS RESTRICTED STOCK AND CASH INCENTIVE AGREEMENT (the “Agreement”) is made on this 2nd day of January, 2015 ("Grant Date") between Symmetry Surgical Inc., a Delaware corporation (the “Company”), and _______________ (“Grantee”).

WHEREAS, the Grantee is a senior member of the Company’s executive team, whose employment and high achievement have the ability to impact the Company’s performance; and

WHEREAS, the grant of shares of restricted stock and cash bonus opportunities pursuant to the Company’s 2014 Equity Incentive Plan (the “Plan”) to the Grantee under the terms hereof has been approved by the Company’s Compensation Committee (the “Committee”) and Board of Directors.

NOW, THEREFORE, pursuant to the Plan, the Company hereby grants to Grantee a number of shares of Common Stock, par value $.0001, (“Common Stock”) of the Company (this grant in whole or in part is collectively referred to herein as the “Restricted Shares”), and cash payment (“Cash Award”) calculated pursuant to and subject to the terms and conditions of the Plan and this Agreement.

1)	Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Plan.

2)
Grant of Restricted Shares. Subject to performance, vesting, transferability and other restriction and limitations contained herein and in Plan, the Company hereby grants Grantee ____________________ Restricted Shares and opportunity to earn $ ____________ in Cash.

3)	Performance Criteria.

(a) The Restricted Shares and Cash Award shall be earned, if at all, in three tranches in accordance with the following table, based on the Company’s revenue and EBITDA during any trailing twelve month period beginning on or after the Grant Date and ending on or before the third anniversary of the Grant Date (collectively the “Performance Criteria”):

Criteria:	Portion of Restricted Shares Earned
Revenue: $____; EBITDA: $______
Revenue: $_____; EBITDA: $______
Revenue: $_____; EBITDA: $______

(b) Should the Performance Criteria not be satisfied, in whole or in part, and/or should one or more of the Restricted Shares or Cash Award not be earned by the third anniversary of the Grant Date (per the table above), the Board of Directors shall project the Company's then-current As-Adjusted Earnings Per Share on a full pro-forma basis to account for the impact, if any, on As-Adjusted Earnings Per Share, of any mergers or acquisitions completed by the Company in the prior twelve month period immediately preceding the third anniversary of the Grant Date, including the impact of such acquisition in the review of the prior twelve months as if it were acquired at the beginning of such period. Should the Board's analysis result in a projected accretion in the As-Adjusted Earnings Per Share in the prior twelve month period such that it would have otherwise caused the achievement of any of the foregoing Performance Criteria, then such additional Restricted Shares and/or Cash Award that would have been earned for the achievement of some or all of the Performance Criteria shall be deemed to be earned. For example, if the Company acquires a company six months prior to the third anniversary of the Grant Date (and as of such time, no portion of the Restricted

Shares or Cash had previously been earned), and the Board projects the financial results for the prior twelve months as having included the acquisition for that entire period of time and finds that those projected results meet two of the Performance Criteria, then the first two tranches of the Restricted Shares and Cash Award shall be earned and the third tranche shall be forfeited.

(c) In the event of a "qualifying termination" (as defined in the Executive Benefit Agreement into which you entered with the Company), you will be entitled to accelerated vesting with respect to the Restricted Stock Grant (including any Cash Award), as follows:

•
any portion of the Restricted Stock or Cash Award that has not been earned via satisfying the Performance Metrics shall be earned and vested at the “qualifying termination" based on a run rate of actual performance through the date of such termination (as compared to the performance target) and further subject to the pro rata time you have worked for the company following the grant during the three (3) year term of the program; for example if termination occurs in the second year and performance equals 90% of the first criteria, 50% of the second and 15% of the third, then corresponding amounts of each tranche will be earned and vested further based on the pro rata time you have worked for the company following the grant during the three (3) year term of the program, and

•	Any Restricted Stock Award or Cash Award that has been earned and is in its vesting period will become fully vested.
In the event of a "change in control" (as defined in the Plan and as determined by the Board of Directors), the entire Award will become fully vested with respect to both performance (as if the 3-year actual performance achieved the target level of performance) and time-based vesting purposes.
(d) Except as otherwise specifically provided herein, any portion of the Restricted Shares or Cash Award not then earned as of the third anniversary of the Grant Date shall be forfeited to the Company. Any Restricted Shares or Cash Award that are earned in accordance with this Section 3 will remain subject to a substantial risk of forfeiture unless or until they become vested in accordance with Section 5, below.
4)    Restrictions on Transfer of Shares.

(a)    The Restricted Shares and Cash Award may not be sold, assigned, transferred, conveyed, pledged, exchanged or otherwise encumbered or disposed of (each, a “Transfer”), by the Grantee, except to the Company, unless and until they have become nonforfeitable as provided herein. Any purported encumbrance or disposition in violation of the provisions of this Section 4 shall be void AB INITIO, and the recipient of any Restricted Shares or Cash Award transferred or pledged in contravention hereof shall not obtain any rights to or interest in the Restricted Shares or Cash Award. Notwithstanding the foregoing, Grantee may not Transfer Restricted Shares which have become nonforfeitable as provided in Sections 5 and 6 hereof unless and until the Restricted Shares are registered pursuant to the Securities Act of 1933 (the “Securities Act”), are sold under Rule 144 promulgated under the Securities Act or unless the Restricted Shares are not required to be registered under the Securities Act or the Transfer of the Restricted Shares is not subject to Rule 144.

(b)    Any Grantee who is also an Executive Officer of the Company, and who is included in the Summary Compensation Table of the Company’s Proxy Statement for the annual meeting of shareholders immediately preceding the Vesting Date, agrees not to Transfer the Restricted Shares for six (6) months following the Vesting Date. Any purported Transfer in violation of the provisions of this Section shall be void AB INITIO, and the recipient of any Restricted Shares transferred in contravention hereof shall not obtain any rights to or interest in the Restricted Shares.

(c)    The Restricted Shares, Cash Award, the Plan and this Agreement are not intended to be, nor shall they be construed as an “incentive plan” or other similar plan as that term is used or otherwise referenced in any Severance Agreement and it is not intended that the Restricted Shares be a component (in whole or in part) of any severance payment or obligation except as specifically set forth herein.

5)    Vesting of Shares.

(a)    Subject to Section 6 hereof, and except as provided otherwise herein, the Restricted Shares shall vest and become nonforfeitable on the third anniversary of the date on which they were earned in accordance with Section 3, above.

(b)    Notwithstanding the provisions of Section 5(a), any Restricted Shares which are earned pursuant to the Board’s evaluation under Section 3(b) above shall vest on the second anniversary of the date on which they were earned in accordance with Section 3(b) above.

6)    Forfeiture of Shares.

(a)    If the Grantee ceases to be an employee of the Company due to death or Disability during any period of restriction, any previously earned but non-vested Restricted Shares shall immediately vest.

(b)    Notwithstanding the provisions of Section 6(a) above, in the event of a Change in Control, all outstanding Restricted Shares whether earned or unearned or vested or unvested, shall be deemed to be fully earned and fully vested.

(c)     Notwithstanding the provisions of Section 6(a) above, if the Grantee ceases to be an employee of the Company as a result of a "qualifying termination" (as defined in the Executive Benefit Agreement into which Company entered with Grantee), then Grantee will be entitled to accelerated vesting with respect to the Restricted Shares and Cash Awards, as follows:

•
any portion of the Restricted Shares or Cash Award that have not been earned via satisfying the Performance Metrics shall be earned and vested at the “qualifying termination" based on a run rate of actual performance through the date of such termination (as compared to the performance target) and further subject to the pro rata time Grantee worked for the Company following the Grant Date and during the three (3) year term of the program; for example if termination occurs in the second year and performance equals 90% of the first criteria, 50% of the second and 15% of the third, then corresponding amounts of each tranche will be earned and vested further based on the pro rata time Grantee worked for the Company following the Grant Date during the three (3) year term of the program, and

•	Any Restricted Stock Award that has been earned and is in its vesting period will become fully vested.
If the Grantee ceases to be an employee of the Company for any other reason, any unearned and/or non-vested Restricted Shares and Cash Award shall be forfeited by the Grantee and the certificate(s) representing the non-vested portion of the Restricted Shares so forfeited shall be canceled.

7)    Dividend, Voting and Other Rights. Except as otherwise provided in this Agreement, the Grantee shall have all of the rights of a stockholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and receive any dividends that may be paid thereto (to the extent specifically provided herein), provided, however, that any additional Common Stock or other securities that the Grantee may become entitled to receive as a result of his/her ownership of the Restricted Shares pursuant to a stock dividend, stock split, recapitalization, combination of shares, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company shall be subject to the same risk of forfeiture, certificate delivery provisions and restrictions on transfer as the Restricted Shares in respect of which they are issued or transferred and shall become Restricted Shares for the purposes of this Agreement. Cash dividends declared shall accumulate unpaid and be subject to the same risk of forfeiture, certificate delivery provisions and restrictions on transfer as the forfeitable Restricted Shares as set forth in Sections 4, 5 and 6 until such time as the Restricted Shares vest. Such dividends are not intended to be subject to IRS Code Section 409A and are intended to meet the short term deferral rule. Cash dividends will be paid to Grantee at the date of the Restricted Shares’ vesting pursuant to Sections 5 and 6.

8)    Retention of Stock Certificate(s) by the Company. The certificate(s) representing the Restricted Shares shall be held in custody by the Company or in book format by its transfer agent until such shares have become nonforfeitable in accordance with Sections 5 and 6.

9)    Compliance with Laws. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws, provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue or release from restrictions on transfer any Restricted Shares pursuant to this Agreement if such issuance or release would result in a violation of any such law.

10)     Withholding Taxes. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with any issuance or vesting of Restricted Shares and Cash Awards pursuant to this Agreement, the Grantee shall provide the Company with full and complete payment for any such obligations or estimated obligations, as calculated by Company in its sole discretion. The Grantee may elect to satisfy all or any part of any such withholding obligation by surrendering to the Company a portion of the Restricted Shares and Cash Awards that become nonforfeitable hereunder, and the Restricted Shares so surrendered by the Grantee shall be credited against any such withholding obligation at the average of the Fair Market Value of the Restricted Shares on the trading day immediately preceding the date they are tendered to the Company to satisfy any withholding obligations. All withholding obligations shall be satisfied prior to or on the Vesting Date.

11)    Restrictive Covenants. In consideration for the Restricted Shares, the Grantee acknowledges the applicability of, and his agreement to be bound by, the confidentiality, non-solicitation, and noncompetition covenants and other restrictive covenants set forth in the Grantee’s Executive Benefit Agreement (and any amendments thereto).
12)    Conformity with Plan. This Agreement and the Restricted Shares granted pursuant hereto are intended to conform in all respects with, and are subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing this Agreement, Grantee acknowledges and agrees to be bound by all of the terms of this Agreement and the Plan. The Plan is administered by the Committee, and determinations and interpretations of the Committee on all matters relating to the Plan and this Agreement, shall be in compliance with the Plan and shall be conclusive and binding on the Grantee and the Company.

13)    Amendments. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company, Committee and the Grantee.

14)    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

15)    Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee and the successors and assigns of the Company.
16)    Notices. Any notice to the Company provided for herein shall be in writing to the attention of the Secretary of the Company at Symmetry Surgical, Inc., 3034 Owen Drive, Antioch, TN 37013, and any notice to the Grantee shall be addressed to the Grantee at the address currently on file with the Company. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when hand delivered, or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service, addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified, except that notices of changes of address shall be effective only upon receipt.
17)    Governing Law. The laws of the State of Tennessee, without giving effect to the principles of conflict of laws thereof, shall govern the interpretation, performance and enforcement of this Agreement. The parties hereby submit to the exclusive venue in and jurisdiction of the state or federal courts located in Davidson County, Tennessee over any dispute related to this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

SYMMETRY SURGICAL, INC.

By:
David C. Milne, Chief Administration Officer, General Counsel & Corporate Secretary
ACKNOWLEDGED AND AGREED:

Executive’s Signature